EXHIBIT 99.1

Global Blood Therapeutics Announces Presentation of Case Study Demonstrating Positive Effect of Voxelotor (GBT440) in a Sickle Cell Disease Patient with Severe and Symptomatic Anemia

Data Presented at Sickle Cell Disease Association of America (SCDAA)
45th Annual National Convention

SOUTH SAN FRANCISCO, Calif., Oct. 28, 2017 (GLOBE NEWSWIRE) --  Global Blood Therapeutics, Inc. (GBT) (NASDAQ:GBT) today announced the presentation of a case study in which a patient with sickle cell disease (SCD) who was ineligible to participate in GBT’s ongoing Phase 3 HOPE study of voxelotor (previously called GBT440) due to severe, transfusion-refractory anemia received the investigational agent through single-patient compassionate access. Details of the patient’s medical history and the clinical course observed with voxelotor were delivered in an oral presentation at the Sickle Cell Disease Association of America (SCDAA) 45th Annual National Convention in Atlanta.

“Coming from an organization committed to supporting innovative research in SCD to help maximize quality of life and improve survival for the generations of people affected with this disease, we are grateful to companies such as GBT for their commitment to advancing the development of new treatments for the SCD community,” said Lanetta Bronté, M.D., M.P.H., M.S.P.H., founder of the Foundation for Sickle Cell Disease Research (FSCDR) and an author of the case study. “We are thankful that this severely ill patient was able to access voxelotor through compassionate use and are encouraged by the profound clinical benefit this investigational therapy has provided.”

“Individuals living with SCD need innovative therapies that can address the underlying cause of the disease and help their quality of life. This is particularly true for SCD patients with severe anemia, for whom treatment options are extremely limited,” said Ted W. Love, M.D., president and chief executive officer of GBT. “This severely ill SCD patient’s clinical response, assessed by both objective and subjective measures, illustrates why we are encouraged by the voxelotor program. We plan to present additional data from other severely ill sickle cell patients who have received voxelotor via single-patient compassionate access treatment at FSCDR at an upcoming medical meeting. Of course, controlled clinical trials are needed to assess the efficacy and safety of voxelotor in SCD patients, including those with severe anemia.”

Clinical Course Observed with Voxelotor in A Severely Ill SCD Patient
This case study involved a 67-year-old male with HbSS sickle cell genotype with severe anemia refractory to transfusion due to red cell antibodies that developed following multiple blood transfusions. These antibodies prevented further transfusions to correct his anemia. He also had moderate chronic obstructive pulmonary disease (COPD) requiring supplemental oxygen therapy, recurrent and frequent pain exacerbations, extreme fatigue and clinical depression.

After receiving voxelotor 900 mg orally once daily, the patient showed a rapid response (in 1 to 2 weeks), with an improvement in pain, fatigue, and overall mental health (as measured by the Patient Health Quality-9 score). His hemoglobin levels rose quickly to approximately 1.5 g/dL above baseline with a sustained increase over 66 weeks in range of 1 to 1.5 g/dL. Reductions occurred in reticulocyte count (an indicator of increased production to replace damaged red blood cells) and bilirubin (a measure of red blood cell destruction), both consistent with diminished hemolysis. Blood oxygen saturation improved on standard walk test, from 86mmHg at baseline to 96mmHg at 65 weeks, and he discontinued continuous oxygen supplementation. No hospitalization prompted by sickle cell pain has occurred since voxelotor initiation. His sole treatment-related side effect, Grade 2 diarrhea, occurred nine weeks after starting voxelotor treatment when the dose was increased to 1,500 mg daily, but resolved upon return to 900 mg with no further treatment-related side effects.  Clinical and laboratory improvements have continued for more than 17 months and he remains on treatment today under compassionate use access.

Compassionate access is an option facilitated by the U.S. Food and Drug Administration (FDA) to make available, prior to regulatory approval, investigational medicines for the treatment of serious or life-threatening diseases or conditions for which there are no ongoing clinical trials and there is a lack of satisfactory therapeutic alternatives.

About Sickle Cell Disease (SCD)
SCD is a lifelong inherited blood disorder caused by a genetic mutation in the beta-chain of hemoglobin, which leads to the formation of abnormal hemoglobin known as sickle hemoglobin (HbS). In its deoxygenated state, HbS has a propensity to polymerize, or bind together, forming long, rigid rods within a red blood cell (RBC). The polymer rods deform RBCs to assume a sickled shape and to become inflexible, which can cause blockage in capillaries and small blood vessels. Beginning in childhood, SCD patients suffer unpredictable and recurrent episodes or crises of severe pain due to blocked blood flow to organs, which often lead to psychosocial and physical disabilities. This blocked blood flow, combined with hemolytic anemia (the destruction of RBCs), can eventually lead to multi-organ damage and early death.

About Voxelotor in Sickle Cell Disease
Voxelotor (previously called GBT440) is being developed as an oral, once-daily therapy for patients with SCD. Voxelotor works by increasing hemoglobin's affinity for oxygen. Since oxygenated sickle hemoglobin does not polymerize, GBT believes voxelotor blocks polymerization and the resultant sickling of red blood cells. With the potential to restore normal hemoglobin function and improve oxygen delivery, GBT believes that voxelotor may potentially modify the course of SCD. In recognition of the critical need for new SCD treatments, the U.S. Food and Drug Administration (FDA) has granted voxelotor Fast Track, Orphan Drug and Rare Pediatric Disease designations for the treatment of patients with SCD. The European Medicines Agency (EMA) has included voxelotor in its Priority Medicines (PRIME) program, and the European Commission (EC) has designated voxelotor as an orphan medicinal product for the treatment of patients with SCD.

GBT is currently evaluating voxelotor in the HOPE (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization) Study, a Phase 3 clinical trial in patients age 12 and older with SCD. Additionally, voxelotor is being studied in the ongoing Phase 1/2 GBT440-001 trial and in the ongoing Phase 2a HOPE-KIDS 1 Study, an open-label, single- and multiple-dose study in pediatric patients (age 6 to 17) with SCD. HOPE-KIDS 1 is assessing the safety, tolerability, pharmacokinetics and exploratory treatment effect of voxelotor.

About Global Blood Therapeutics
Global Blood Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to discovering, developing and commercializing novel therapeutics to treat grievous blood-based disorders with significant unmet need. GBT is developing its late-stage product candidate, voxelotor, as an oral, once-daily therapy for sickle cell disease.  To learn more, please visit: www.globalbloodtx.com and follow the company on Twitter: @GBT_News.

Forward-Looking Statements
Statements we make in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements, including statements regarding the therapeutic potential and safety profile of voxelotor (previously called GBT440), our ability to implement our clinical development plans for voxelotor, our ability to generate and report data from our ongoing and potential future studies of voxelotor, regulatory review and actions relating to voxelotor, our ability to adequately obtain and protect our intellectual property rights, and the timing of these events, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, the risks that our clinical and preclinical development activities may be delayed or terminated for a variety of reasons, that results of clinical trials may be subject to differing interpretations, that regulatory authorities may disagree with our clinical development plans or require additional studies or data to support further clinical investigation of our product candidates, that drug-related adverse events may be observed in clinical development, and that data and results may not meet regulatory requirements or otherwise be sufficient for further development, regulatory review or approval, along with those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Myesha Lacy (investors)
GBT
650-351-4730
investor@globalbloodtx.com

Julie Normart (media)
Pure Communications
415-946-1087
media@globalbloodtx.com